Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

September 23, 2022

Noble Education Acquisition Corp.

1000 Brickell Plaza, Unit 3005

Miami, FL 33131

Re:	Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-265146) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Noble Education Acquisition Corp., a Delaware corporation (the “Company”), of up to 10,000,000 units (the “Units”), with each Unit consisting of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), one right of the Company, where each right entitles the holder thereof to receive one-tenth of one share of Common Stock under certain circumstances (the “Rights”), and one redeemable warrant of the Company, where each whole warrant entitles the holder thereof to purchase one share of Common Stock (the “Warrants”). The Units are expected to be sold to the several underwriters named in, and pursuant to, an underwriting agreement to be entered into among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of our opinions set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then shares of Common Stock that may be issued upon separation of the outstanding Units or exercise of the outstanding Warrants and Rights.

The opinions set forth below are limited to the Delaware General Corporation Law and, as to the opinions set forth in numbered paragraphs 1, 3 and 4 below, the law of New York.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.    The Units, when delivered and paid for in accordance with the Underwriting Agreement, assuming the countersignature, registration or both of such Units by Continental Stock Transfer & Trust Company (“Continental”), as transfer agent and registrar, as required by the Units, will constitute valid and binding obligations of the Company.

2.    The shares of Common Stock included as part of the Units have been duly authorized, and when delivered and paid for as part of the Units in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Noble Education Acquisition Corp.

September 23, 2022

3.    The Warrants included as part of the Units, when delivered and paid for as part of the Units in accordance with the Underwriting Agreement, assuming the countersignature, registration or both of such Warrants by Continental, as warrant agent, in accordance with the Warrant Agreement to be entered into between the Company and Continental, will constitute valid and binding obligations of the Company.

4.     The Rights included as part of the Units, when delivered and paid for as part of the Units in accordance with the Underwriting Agreement, assuming the countersignature, registration or both of such Rights by Continental, as rights agent, in accordance with the Rights Agreement to be entered into between the Company and Continental (the “Rights Agreement”), will constitute valid and binding obligations of the Company.

5.    The shares of Common Stock issuable upon exercise of the Rights in accordance with the Rights Agreement will be validly issued, fully paid and nonassessable.

Our opinions expressed in this opinion letter are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP